UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2007

Fellows Energy Ltd.
(Exact name of registrant as specified in its charter)

                                    Nevada                                      000-33321                                    33-0967648
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(State or other jurisdiction          (Commission File Number)              (IRS Employer
                of incorporation)                                                                               Identification No.)

1369 Forest Park Cir. Suite #202, Lafayette, CO 80026
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (303) 926-4415

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mark S. Dolar has been appointed as President/COO and as a Director of the Company, Ken Allen as Field Operations Manager and as a Director, and Brooke E. Horspool, Certified Public Accountant, as consulting Chief Financial Officer and Principal Financial officer of the Company, each of whom has accepted such appointments and consented thereto effective November 15, 2007.

Mr. Dolar will oversee business development and acquisitions, while Mr. Allen will oversee field operations for the development of all assets.  Pursuant to the Agreement for the Acquisition of the Divide, Pinedale, and Wilkens Ridge Projects and for Business Combination and Management dated October 21, 2007 and attached hereto as Exhibit 10.1, Mr. Dolar will receive an incentive stock package, salary and benefits on an industry standard basis once the Company achieves the closings contemplated therein.   The incentive package will be based on the value of the assets brought to the Company in relation to the value of the assets currently owned by the Company.  Prior to such closings, Mr. Dolar will accrue for his time spent on the basis of the consulting rates he currently charges to his clients, and such accrued amount shall be paid from the financings associated with the closings.  Mr. Allen will receive an incentive package similar to that of Mr. Dolar, and will also accrue his consulting charges pending the closings.

Mark S. Dolar, CPL/ESA, 48, is a Business/Geology graduate from Rocky Mountain College. With twenty six years of experience as an independent in the oil and gas industry, Mr. Dolar has operated and managed several limited liability companies, including Dolar Energy, L.L.C.  Mr. Dolar began his career as consultant to industry members and has assisted several industry members in locating and developing reserves throughout the Rocky Mountain region, including River Gas Corporation’s Drunkards Wash field (estimated 2 TCFG reserves); Wolverine Gas and Oil Corporation’s recent Hingeline discovery in the Utah Overthrust, with estimated reserves of over 10 million barrels of oil; and Williams Production Company’s acquisition into the Jonah field (estimated 10-30 TCFG). Mr. Dolar has served as the Chairman of the Utah Petroleum Association, has established industry-BLM work groups in Utah and Nevada, and has represented the industry as a member of the task force re-writing the regulations for Utah State Lands. Mr. Dolar is also a contributing author to several articles concerning oil and gas land practices and public access issues.

As Managing Member of Dolar Energy, L.L.C, Mr. Dolar initiated the discovery of the Atlantic Rim CBM prospect in the eastern Washakie Basin of southern Wyoming, with projected reserve estimates of over 3 TCFG.  Reserves will be produced from the field by the current operator, Anadarko Petroleum Corporation, who has described the field as one of its premier developments in the Rockies. Dolar also initiated the concept and drilled the discovery wells in the Divide field, was in the early development of the Rulison Field in the Piceance Basin of Colorado and participated in several field discoveries in the Paradox Basin of southeastern Utah and the Green River Basin in western Wyoming.

Ken Allen, 56, is President of Cochrane Resources, Inc., a Roosevelt, Utah Operator.  As an Engineering graduate of Montana School of Mines and Technology, Mr. Allen will serve the Company as Supervisor of Drilling and Production Operations. He has the technical expertise to oversee all drilling activity for the Company.  Prior to the founding of Cochrane in the early 1980’s, Mr. Allen gained engineering experience with Marathon Oil Company, Kissinger Petroleum, and Page Petroleum.  His areas of expertise include the Rocky Mountain basins and western Canada.

Cochrane has focused on operations in the oil fields of the Uinta and Paradox Basins of eastern Utah. For the past twenty years, Cochrane has specialized in acquiring stripper status wells and improving production rates. Cochrane manages the operations of sixteen wells producing over 13,000 barrels of oil annually. Led by Mr. Allen’s activities, Cochrane is credited for initial discoveries in the Coyote Basin and Monument Butte fields in eastern Utah.  A highly respected drilling engineer, Mr. Allen has spent much of the past twenty years supervising drilling ventures for several clients.

Brooke Horspool is a practicing CPA in the state of California.  He is currently partner at Horspool & Company where he specializes in financial and tax compliance.  Previously, he served six years as an auditor with PricewaterhouseCoopers auditing many public and private companies.  Mr. Horspool received a B.S. degree in accounting from the University of Utah.

There are no family relationships between any of Mr. Dolar, Mr. Allen, or  Mr. Horspool and any of our directors or executive officers, and none of them serves as an officer or director of any other reporting company.

There have been and are no transactions between us and any of Mr. Dolar, Mr. Allen, or Mr. Horspool other than their appointments as described herein and as provided in the agreements attached as Exhibits to this Form 8-K.

The terms of our agreement with Mr. Horspool are reported in Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Agreement for the Acquisition of the Divide, Pinedale, and Wilkens Ridge Projects and also business combination and management dated October 21, 2007 incorporated by reference.
10.2	Agreement for Services between Fellows Energy Ltd. and Brooke E. Horspool, CPA, dated October 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Fellows Energy Ltd.

Date: November 20, 2007                                                                               By: /s/ George S. Young
                               George S. Young
                   Chief Executive Officer